Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2011 Results

Rolling Meadows, Ill., November 8, 2011 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its third-quarter and first nine-months 2011 financial results.

Highlights

•                  Q3 2011 revenues of $210.5 million compared to $152.8 million in Q3 2010.

•                  Q3 2011 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP financial measure, of $11.7 million compared to $10.2 million in Q3 2010.

•                  Q3 2011 diluted earnings per share (EPS) of $0.20 compared to $0.19 in Q3 2010.

•                  First nine-months 2011 revenues of $546.1 million compared to $441.9 million for the same period in 2010.

•                  First nine-months 2011 EBITDA of $34.2 million compared to $28.6 million for the same period in 2010.

•                  First nine-months 2011 diluted EPS of $0.59 compared to $0.48 for the same period in 2010.

•                  Backlog at September 30, 2011 of $721.4 million compared to September 30, 2010 backlog of $195.1 million.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We are pleased to report third-quarter revenue growth in both of our business segments, as well as higher gross profit and EPS, compared to the same quarter a year ago.  During the third quarter, we also increased the substantial backlog that we reported at June 30, 2011.  Increased revenues in the third quarter of 2011 over the third quarter of 2010 were mostly a result of several large transmission projects as well as distribution work related to Hurricane Irene. While gross profit increased quarter over quarter, our gross profit as a percent of revenues decreased in the third quarter of 2011 from the third quarter of 2010, as a result of increased insurance expense and the underutilization of certain fleet assets at the beginning of the quarter. While the distribution and C&I markets remain soft, we anticipate bidding activity to remain strong for large transmission projects over the next few years. We continue to pursue projects that fit strategically while executing our work with the best people, safety programs, processes and equipment in the industry.”

Third-Quarter Results

MYR reported third-quarter 2011 revenues of $210.5 million, an increase of $57.7 million, or 37.8 percent, compared to the third quarter of 2010. Revenues from Transmission and Distribution (T&D) projects increased $52.6 million and revenues from Commercial and Industrial (C&I) projects increased $5.1 million. The majority of the increase in revenues was the result of higher revenue from several large transmission projects (over $10.0 million in contract value), coupled with a small increase in revenue from distribution projects and an overall increase in C&I project revenues. Storm work in the distribution market contributed approximately $12.7 million to revenues in the quarter, compared to $3.4 million for the third quarter of 2010.

Consolidated gross profit increased to $19.8 million for the third quarter of 2011, an increase of $2.8 million, or 16.3 percent, over the third quarter of 2010, due mainly to higher contract volume,

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which was partially offset by an increase in insurance expense of approximately $2.3 million over the prior-year period. The increase in insurance expense was largely attributable to an increase in insurance reserves related to the development of a few claims from prior years. Gross profit as a percentage of overall revenues (gross margin) decreased to 9.4 percent for the quarter from 11.2 percent for the same period of 2010. The increased insurance expense reduced gross margin by 1.1 percent. Gross margin was also negatively affected by the under-utilization of certain fleet assets at the beginning of the quarter, as the Company was in the early stages of several large transmission projects, which generally require lower utilization of fleet assets and more use of subcontractor services. Storm work in the distribution market is normally performed at higher margins than our other distribution work; however, much of the storm work that was performed this quarter was done under master service agreements, resulting in margins that were only slightly higher than our typical distribution work.

Selling, general and administrative expenses increased approximately $2.5 million, or 22.7 percent, to $13.5 million for the third quarter from $11.0 million for the third quarter of 2010. The increase was primarily due to expenses related to additional support personnel, increases in group medical insurance expense, and increases in other employee-related compensation and benefit expenses in the third quarter of 2011.

For the third quarter of 2011, net income was $4.2 million, or $0.20 per diluted share, compared to $3.9 million, or $0.19 per diluted share, for the third quarter of 2010. Third-quarter 2011 EBITDA was $11.7 million, or 5.5 percent of revenues, compared to $10.2 million, or 6.7 percent of revenues, in the third quarter of 2010. The decrease in EBITDA as a percentage of revenues was mainly due to the decrease in gross margin, as discussed above.

First Nine-Months Results

MYR reported revenues of $546.1 million for the first nine months of 2011, an increase of $104.2 million or 23.6 percent over the same period of 2010. Revenues increased by $99.8 million in the T&D segment and by $4.4 million in the C&I segment. Storm work in the distribution market contributed approximately $23.7 million for the nine months ended September 30, 2011, compared to $12.8 million for the same period of 2010.

Consolidated gross profit increased to $60.9 million for the first nine months of 2011, an increase of $12.0 million, or 24.6 percent, from $48.9 million for the nine months ended September 30, 2010. Gross margin increased to 11.2 percent for the nine months ended September 30, 2011 from 11.1 percent for the nine months ended September 30, 2010. Gross margin increased due to increases of approximately $4.0 million in contract margins on transmission projects as a result of increased productivity levels, cost efficiencies, added work and effective contract management. The large transmission projects, which generated above-normal margins in the 2011 period, were substantially completed in the second quarter. The increases in gross margin were largely offset by a decrease in gross profit on C&I projects, increased insurance expense in the third quarter and the under-utilization of certain fleet assets.

Selling, general and administrative expenses increased to $41.2 million for the first nine months of 2011 from $32.6 million for the first nine months of 2010. The increase was primarily due to expenses related to additional support personnel, increases in group medical insurance expense, and increases in other employee-related compensation and benefit costs in the first nine months of 2011.

As a percentage of revenues, these expenses increased to 7.5 percent for the nine months ended September 30, 2011 from 7.4 percent for the nine months ended September 30, 2010.

For the first nine months of 2011, net income was $12.4 million, or $0.59 per diluted share, compared to $10.0 million, or $0.48 per diluted share, for the same period of 2010. EBITDA for the first nine months of 2011 was $34.2 million, or 6.3 percent of revenues, compared to $28.6 million, or 6.5 percent of revenues, for the first nine months of 2010.

Backlog

As of September 30, 2011, MYR’s backlog was approximately $721.4 million, consisting of $657.4 million in the T&D segment and $64.0 million in the C&I segment. Total backlog increased $526.3 million, or 269.8 percent, from $195.1 million at September 30, 2010. The increase was primarily related to several large contracts that were awarded in the Company’s T&D segment at the end of 2010 and early in 2011.

Total backlog at September 30, 2011 was $4.5 million higher as compared to the $716.9 million backlog at June 30, 2011. T&D backlog increased $11.3 million, while C&I backlog decreased $6.8 million.

As publicly announced, prior to the end of the second quarter, the Company was one of the contractors selected to perform work on the CAPX2020 project, and it also executed a master agreement with Electric Transmission Texas for Competitive Renewable Energy Zone work. However, these projects were not included in backlog as of September 30, 2011 because the scope of work had not been defined or agreed upon, and therefore those contracts did not meet the Company’s backlog criteria.

MYR’s method of calculating backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period. Therefore, it should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of September 30, 2011, MYR had cash and cash equivalents of $17.5 million. MYR’s cash balance decreased from December 31, 2010 primarily as a result of increased capital expenditures, net prepayments on the credit facility of $10.0 million, and increased operating capital needs related to increased construction activity on new large transmission projects and storm work performed in the third quarter of 2011. As of September 30, 2011, MYR had current debt of $10.0 million under a term loan and $10.0 million in outstanding borrowings against its $75 million revolving credit facility. There was also $17.2 million in letters of credit outstanding against the credit facility. MYR’s credit agreement, which encompasses the term loan and the revolving credit facility, expires on August 31, 2012. The Company intends to refinance its debt prior to maturity with newly issued debt.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this press release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its third-quarter and first nine-months 2011 results on Wednesday, November 9, 2011, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, November 15, 2011, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 19116676. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for 7 days following the conference call.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “appears,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in any risk factors or cautionary statements contained in MYR’s periodic reports on Form 10-Q or current reports on Form 8-K.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of September 30, 2011 and December 31, 2010

(In thousands, except share and per share data)	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$17,547	$62,623
Accounts receivable, net of allowances of $1,001 and $947, respectively	137,003	107,172
Costs and estimated earnings in excess of billings on uncompleted contracts	50,246	29,299
Construction materials inventory	2,754	—
Deferred income tax assets	10,569	10,544
Receivable for insurance claims in excess of deductibles	9,136	8,422
Refundable income taxes	2,136	2,144
Other current assets	1,561	3,719
Total current assets	230,952	223,923
Property and equipment, net of accumulated depreciation of $59,335 and $46,878, respectively	115,088	96,591
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,139 and $1,888, respectively	10,953	11,204
Other assets	1,368	1,831
Total assets	$404,960	$380,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$10,000	$—
Current maturities of long-term debt	10,000	—
Accounts payable	60,907	41,309
Billings in excess of costs and estimated earnings on uncompleted contracts	38,939	45,505
Accrued self insurance	37,843	34,044
Other current liabilities	20,006	17,974
Total current liabilities	177,695	138,832
Long-term debt, net of current maturities	—	30,000
Deferred income tax liabilities	17,420	17,971
Other liabilities	591	636
Total liabilities	195,706	187,439
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,405,044 and 20,007,081 shares issued and 20,401,734 and 20,007,081 outstanding at September 30, 2011 and December 31, 2010, respectively	204	200
Additional paid-in capital	149,332	145,149
Retained earnings	59,798	47,360
Treasury stock—3,310 and 0 shares, respectively	(80)	—
Total stockholders’ equity	209,254	192,709
Total liabilities and stockholders’ equity	$404,960	$380,148

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2011 and 2010

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Contract revenues	$210,489	$152,767	$546,093	$441,941
Contract costs	190,676	135,731	485,152	393,023
Gross profit	19,813	17,036	60,941	48,918
Selling, general and administrative expenses	13,523	11,023	41,174	32,635
Amortization of intangible assets	84	84	251	251
Gain on sale of property and equipment	(428)	(278)	(728)	(724)
Income from operations	6,634	6,207	20,244	16,756
Other income (expense)
Interest income	5	14	48	37
Interest expense	(93)	(398)	(463)	(809)
Other, net	(21)	(31)	(53)	(114)
Income before provision for income taxes	6,525	5,792	19,776	15,870
Income tax expense	2,304	1,891	7,338	5,836
Net income	$4,221	$3,901	$12,438	$10,034
Income per common share:
—Basic	$0.21	$0.20	$0.62	$0.51
—Diluted	$0.20	$0.19	$0.59	$0.48
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,265	19,915	20,102	19,868
—Diluted	21,041	20,776	20,985	20,766

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2011 and 2010

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$4,221	$3,901	$12,438	$10,034
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	4,980	3,969	13,794	11,718
Amortization of intangible assets	84	84	251	251
Stock-based compensation expense	146	394	1,100	1,210
Excess tax benefit from stock-based awards	(1,228)	(1)	(1,672)	(149)
Deferred income taxes	(622)	(812)	(576)	(812)
Gain on sale of property and equipment	(428)	(278)	(728)	(724)
Other non-cash items	17	22	78	64
Changes in operating assets and liabilities
Accounts receivable, net	(37,261)	(5,700)	(29,831)	2,822
Costs and estimated earnings in excess of billings on uncompleted contracts	4,233	(8,258)	(20,947)	(7,330)
Construction materials inventory	(2,754)	—	(2,754)	—
Receivable for insurance claims in excess of deductibles	35	49	(714)	(264)
Other assets	2,656	1,341	4,223	3,246
Accounts payable	4,972	1,272	21,389	(4,213)
Billings in excess of costs and estimated earnings on uncompleted contracts	(3,014)	2,636	(6,566)	749
Accrued self insurance	2,797	(237)	3,799	734
Other liabilities	2,195	504	1,987	(5,047)
Net cash flows provided by (used in) operating activities	(18,971)	(1,114)	(4,729)	12,289
Cash flows from investing activities:
Proceeds from sale of property and equipment	508	280	808	751
Purchases of property and equipment	(11,338)	(4,950)	(34,162)	(12,082)
Net cash flows used in investing activities	(10,830)	(4,670)	(33,354)	(11,331)
Cash flows from financing activities:
Proceeds from borrowings	10,000	—	10,000	—
Payments on term loan	—	—	(20,000)	—
Payments of capital lease obligations	—	(6)	—	(38)
Employee stock option transactions	711	30	1,370	536
Excess tax benefit from stock-based awards	1,228	1	1,672	149
Purchase of treasury stock	—	—	(80)	—
Other financing activities	—	—	45	—
Net cash flows provided by (used in) financing activities	11,939	25	(6,993)	647
Net increase (decrease) in cash and cash equivalents	(17,862)	(5,759)	(45,076)	1,605
Cash and cash equivalents:
Beginning of period	35,409	44,940	62,623	37,576
End of period	$17,547	$39,181	$17,547	$39,181

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Nine Months Ended September 30, 2011 and 2010

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2011	2010	2011	2010

Summary Data:
Contract revenues	$210,489	$152,767	$546,093	$441,941
Gross profit	$19,813	$17,036	$60,941	$48,918
Income from operations	$6,634	$6,207	$20,244	$16,756
Net income	$4,221	$3,901	$12,438	$10,034

Income per common share (1):
- Basic	$0.21	$0.20	$0.62	$0.51
- Diluted	$0.20	$0.19	$0.59	$0.48

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,265	19,915	20,102	19,868
- Diluted	21,041	20,776	20,985	20,766

Reconciliation of Net Income to EBITDA:
Net income	$4,221	$3,901	$12,438	$10,034
Interest expense (income), net	88	384	415	772
Provision for income taxes	2,304	1,891	7,338	5,836
Depreciation and amortization	5,064	4,053	14,045	11,969
EBITDA (2)	$11,677	$10,229	$34,236	$28,611

(1)

The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)

EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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